Exhibit 99.1

Intersect ENT Reports Second Quarter 2017 Results

MENLO PARK, Calif.—August 1, 2017 — Intersect ENT, Inc. (NASDAQ:XENT), a company dedicated to improving the quality of life for patients with ear, nose and throat conditions, today reported financial results for the second quarter ended June 30, 2017.

Second Quarter Financial Highlights

•	Second quarter 2017 revenue was $24.0 million, a 24% increase over the second quarter 2016

•	Second quarter 2017 gross margin was 85% compared to 84% in the second quarter 2016

Second Quarter Business Highlights

•	The company launched PROPEL® Contour following approval and initial commercialization at the end of the first quarter 2017. With the addition of Contour, the company’s PROPEL family of steroid releasing implants allows for treatment of patients undergoing ethmoid, frontal or maxillary surgeries, which represent the majority of procedures for the treatment of chronic sinusitis.

•	In May 2017, the company announced that the U.S. Food and Drug Administration (FDA) accepted the New Drug Application (NDA) for SINUVATM, the company’s investigational steroid releasing implant, and set a PDUFA (Prescription Drug User Fee Act) target action date in January 2018.

Second Quarter Financial Results

Total revenue grew to $24.0 million for the second quarter of 2017, compared to $19.3 million for the same period of 2016, an increase of 24%. The increase in revenue was primarily attributable to growth in adoption of our PROPEL® family of products and an increase in the average selling price.

Gross profit for the second quarter of 2017 was $20.3 million, representing an 85% gross margin, compared to $16.2 million in the same period of the prior year, representing an 84% gross margin. The increase in gross profit was primarily attributable to an increase in the average selling price as well as to some costs associated with the sale of PROPEL Contour having been expensed in 2016 prior to FDA approval.

Operating expenses for the second quarter of 2017 were $22.9 million, compared to $22.4 million in the same period of the prior year, an increase of 2%. R&D expenses decreased to $4.2 million from $4.6 million due to lower clinical trial spending. SG&A expenses increased to $18.7 million from $17.8 million, primarily driven by increased headcount.

Cash, cash equivalents and short-term investments totaled $100.0 million as of June 30, 2017.

Outlook

The company expects to achieve revenue in the third quarter 2017 of $21.0-$21.5 million. For the full year 2017, the company is raising the revenue outlook to $91-$93 million from the prior guidance of $89-$91 million. The company continues to expect full year 2017 gross margin of approximately 84% and operating expenses in the range of $96-$98 million.

Webcast and Conference Call Information

Intersect ENT will host a conference call today at 4:30 p.m. ET to discuss the company’s second quarter 2017 results and business outlook. To access the conference call via the internet, go to the “Investor Relations” page of the company’s web site at www.intersectENT.com. To access the live conference call via phone, dial 1-844-850-0548 and ask to join the Intersect ENT call. International callers may access the live call by dialing 1-412-317-5205. Participants may expedite telephone access by pre-registering for the call using the following link: http://dpregister.com/10110446.

A replay of the conference call may be accessed that same day after 8:00 p.m. ET at www.intersectENT.com or via phone at 1-877-344-7529 or 1-412-317-0088 for international callers. The reference number to enter the replay of the call is 10110446. The dial-in replay will be available for a week after the call and via the internet for approximately one month.

About Intersect ENT

Intersect ENT is dedicated to transforming the landscape of care for patients with ear, nose and throat conditions. The company’s PROPEL family of dissolvable steroid releasing implants are clinically proven to improve outcomes for chronic sinusitis patients undergoing sinus surgery. In addition, Intersect ENT is continuing to expand its portfolio of products based on the company’s unique localized steroid releasing technology and is committed to broadening patient access to less invasive and more cost-effective care.

For additional information on the company or the products, including risks and benefits, please visit www.IntersectENT.com.

The SINUVA steroid releasing implant has not been approved by the FDA and is available for investigational use only.

Intersect ENT® and PROPEL® are registered trademarks and SINUVATM is a trademark of Intersect ENT, Inc.

Forward-Looking Statements

The statements in this press release regarding Intersect ENT’s continued growth, financial outlook and product development are “forward-looking” statements. These forward-looking statements are based on Intersect ENT’s current expectations and inherently involve significant risks and uncertainties. These statements and risks include Intersect ENT’s ability to provide solutions to improve surgical outcomes, Intersect ENT’s ability to expand the use and adoption of its current products and advance its pipeline, Intersect ENT’s ability to obtain and maintain FDA or other regulatory approvals, the ability to procure and maintain adequate coverage and reimbursement for our products and/or the procedures in which they are used, and Intersect ENT’s projections about 2017 revenue, gross margin, operating expenses and cash usage. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties which are described in the company’s filings on Form 10-K, Form 10-Q and the company’s other filings with the Securities and Exchange Commission (SEC) available at the SEC’s Internet site (www.sec.gov). Intersect ENT does not undertake any obligation to update forward-looking statements and expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein.

XENT-F

Intersect ENT, Inc.

Jeri Hilleman, 650-641-2105:

ir@intersectENT.com

Intersect ENT, Inc.

Condensed Statements of Operations

(in thousands, except percentages and per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenue	$23,985	$19,317	$44,459	$36,009
Cost of sales	3,684	3,117	6,568	6,327

Gross profit	20,301	16,200	37,891	29,682
Gross margin	85%	84%	85%	82%

Operating expenses:
Selling, general and administrative	18,682	17,795	39,001	35,188
Research and development	4,176	4,588	8,396	9,083

Total operating expenses	22,858	22,383	47,397	44,271

Loss from operations	(2,557)	(6,183)	(9,506)	(14,589)
Interest income and other, net	288	224	556	409

Net loss	$(2,269)	$(5,959)	$(8,950)	$(14,180)

Net loss per share, basic and diluted	$(0.08)	$(0.21)	$(0.31)	$(0.50)

Weighted average common shares used to compute net loss per share, basic and diluted	28,950	28,379	28,830	28,293

Intersect ENT, Inc.

Condensed Balance Sheets

(in thousands)

(unaudited)

	June 30, 2017	December 31, 2016
Assets
Current assets:
Cash, cash equivalents and short-term investments	$100,033	$103,945
Accounts receivable, net	12,253	14,421
Inventory	7,979	5,613
Prepaid expenses and other current assets	1,400	1,313

Total current assets	121,665	125,292
Property and equipment, net	4,237	4,127
Other non-current assets	445	358

Total assets	$126,347	$129,777

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,525	$3,267
Accrued compensation	8,948	10,152
Other current liabilities	934	945

Total current liabilities	12,407	14,364
Deferred rent	831	1,016

Total liabilities	13,238	15,380
Total stockholders’ equity	113,109	114,397

Total liabilities and stockholders’ equity	$126,347	$129,777